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                                                                      EXHIBIT 99


      N E W S  R E L E A S E              For Information Contact:
                                          J.C. MacRae, ISTA Pharmaceuticals
                                          949/788 - 6000
                                          jcmacrae@istavision.com
                                          Stephanie Diaz, Burns McClellan
                                          415/352-6262
                                          sdiaz@sf.burnsmc.com





For Immediate Release


ISTA PHARMACEUTICALS ADOPTS SHAREHOLDER RIGHTS PLAN



IRVINE, California, January 2, 2002 - ISTA Pharmaceuticals (TM), Inc. (Nasdaq:
ISTA), today announced that its board of directors has adopted a Shareholder Rights Plan. Under the plan, ISTA will issue a dividend of one right for each share of common stock of the Company - par value of $0.001 per share - held by stockholders of record as of the close of business on January 25, 2002. The plan is designed to contribute to the preservation of the Company's long-term value for its stockholders and assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company. ISTA added that the plan was not adopted in response to any attempt to acquire the Company.


Each right will initially entitle stockholders to purchase a fractional share of the Company's Series A Participating Preferred Stock for $50.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events, such as a person or group acquiring 15% or more of the common stock of the Company. Upon the certain events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the Company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date. Thomas Weisel Partners served as the advisor to ISTA in the adoption of the rights plan.

ISTA Pharmaceuticals, based in Irvine, California, is focused on saving and improving eyesight by developing proprietary therapeutic products using the unique properties of the enzyme hyaluronidase. ISTA's product candidates and programs address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, corneal opacification and keratoconus. More information about ISTA can be found at www.istavision.com.



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